Exhibit 99.1

News Release 380 Interlocken Crescent • Broomfield, CO 80021 • 303.460.9200 • Fax: 720.566.3860 • www.mcdata.com

FOR IMMEDIATE RELEASE:	Sept. 30, 2003
Contacts
Media: Kathleen Sullivan (720) 558-4435; cell: (720) 480-5501 kathleen.sullivan@mcdata.com	Ryan Batty (720) 558-3934 ryan.batty@mcdata.com	Investors: Linda Dellett/Kevin Mammel (720) 558-4474 Investor.relations@mcdata.com

McDATA Completes Acquisition of Sanera Systems

BROOMFIELD, Colo. — Sept. 30, 2003 — McDATA Corporation (Nasdaq: MCDTA/MCDT), the expert provider of multi-capable storage networking solutions, today announced the completion of its acquisition of Sanera Systems, a provider of highly scalable and reliable enterprise storage networking solutions. The acquisition of Sanera extends McDATA’s leadership at the core of the world’s largest data centers and accelerates its vision of delivering a real-time storage services infrastructure.

The advanced functionality of McDATA’s newest core director product will be combined with McDATA’s current market proven director capabilities, including FICON, advanced diagnostics, and integrated management, to enable customers to further consolidate their SAN infrastructures, deploy enterprise-wide fabrics and integrate intelligent storage services. This technology will also take advantage of blade and feature enhancements to the Intrepid and Sphereon products, including enhancements based on technology from McDATA’s acquisition of Nishan and investment in Aarohi. As a result, customers will experience seamless interoperability across current and future McDATA environments and be able to leverage investments in capital, management tools and training.

“With seamless interoperability, the nscale platform is a natural extension of McDATA’s Intrepid™ Director product family,” said Mike Gustafson, senior vice president of worldwide marketing, McDATA. “This seamless integration gives customers the investment protection they’ve come to expect from McDATA, allows them to use the same management tools and training methodologies they’ve grown accustomed to, and provides a non-disruptive growth path for the future.”

McDATA nscale Architecture

McDATA’s nscale™ architecture is the first to deliver multi-dimensional, on-demand scalability of fabrics, ports, protocols, speeds and storage services within a single system. The breakthrough scalability of McDATA’s nscale architecture results from state-of-the-art ASIC, system, software and distributed computing technologies. The nscale architecture provides the foundation to scale application and network services from 256 ports and beyond in a single system.

Availability and Terms

McDATA will begin OEM qualifications for the combined director product, utilizing the nscale architecture, in the first quarter of 2004. Under the terms of the agreement, McDATA acquired Sanera Systems for approximately $102 million in cash, net of debt and cash on hand. McDATA has commissioned a valuation study for both acquisitions, and anticipates one-time charges in the third quarter of fiscal 2003.

Nishan and Aarohi Communications

McDATA also recently completed its acquisition of Nishan Systems and made an investment in Aarohi Communications. With the acquisitions and investment, McDATA offers the broadest, end-to-end portfolio to network the world’s business information. McDATA’s products and services enable customers of all sizes to cost-effectively consolidate their storage resources, implement disaster recovery/business continuance strategies and efficiently deploy business critical applications.

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About McDATA (www.mcdata.com)

McDATA (Nasdaq: MCDTA/MCDT) is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. Entrenched in over 8,000 data centers worldwide, McDATA solutions are at the heart of more than 80 percent of Fortune 100 storage network data centers, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data. Customers leverage McDATA’s multi-capable solutions to realize immediate cost savings, reduce their investment risk, ensure the continuity of their operations and adapt to changing business requirements.

Forward-Looking Statements

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms “believes”, “belief”, “expects”, “plans”, “objectives”, “estimates”, “anticipates”, “intends”, “targets”, or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to ramp SANavigator sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs’ key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products, (such as higher port count and multi-protocol products) integrate recent acquisitions and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.